Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Otelco Inc.

We consent to the incorporation in the Current Report on Form 8-K/A of Otelco Inc. of our report dated October 28, 2008, with respect to the combined balance sheets of Granby Holdings Inc. (and subsidiary), Pine Tree Holdings, Inc. (and subsidiaries), and War Holdings, Inc. (and subsidiary) as of December 31, 2007, 2006 and 2005, and the related combined statements of operations, changes in stockholder’s equity, and cash flows for the years then ended.

/s/ Berry, Dunn, McNeil & Parker

Portland, Maine
January 14, 2009